HYCROFT MINING HOLDING CORPORATION

November 9, 2020

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department

        Re:    WARRANT ADJUSTMENT CERTIFICATE

Ladies and Gentlemen:

BACKGROUND

This certificate is given pursuant to Section 5.2 of that certain Warrant Agreement, dated as of October 22, 2015 (the “Warrant Agreement”), between Hycroft Mining Corporation, a Delaware corporation (the “Company”), and Computershare Inc., a Delaware corporation, and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, together as Warrant Agent. Capitalized terms used and not defined herein have the meanings ascribed to them in the Warrant Agreement.
On May 29, 2020, pursuant to that certain Purchase Agreement, dated as of January 13, 2020 and amended as of February 26, 2020 (as amended, the “Purchase Agreement”), between the Company, Mudrick Capital Acquisition Corporation, a Delaware corporation (“MUDS”), and MUDS Acquisition Sub, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Acquisition Sub”), the parties thereto consummated the business combination contemplated thereby, whereby, among other things, Acquisition Sub acquired from the Company the issued and outstanding equity interests of the Company’s direct subsidiaries and Acquisition Sub acquired substantially all of the other assets and assumed substantially all of the liabilities of the Company. In connection with the consummation of the business combination, the Company adopted a plan of dissolution and liquidation and filed a certificate of dissolution with the Secretary of State of the State of Delaware and therefore no longer exists. MUDS was a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In connection with the consummation of the business combination, MUDS changed its name to “Hycroft Mining Holding Corporation.” MUDS is hereinafter referred to as “HYMC” where the reference is to a time after the consummation of the business combination. Upon consummation of the business combination, (1) HYMC assumed the Company’s liabilities and obligations under the Warrant Agreement and (2) Continental Stock Transfer & Trust Company became the new Warrant Agent under the Warrant Agreement.

On October 6, 2020, the HYMC completed a registered public offering of 9,583,334 units (the “Offering”), at a price to the public of $9.00 per unit. Each unit consisted of one share of HYMC’s Class A Common Stock, par value $0.0001 per share (the “Common Stock) and one warrant to purchase one share of Common Stock at an exercise price of $10.50 per share (the “New Warrants”). Certain of the units were sold in the Offering to Restricted Persons within the meaning of Section 1.1(aaa) of the Warrant Agreement.
The consideration received by HYMC in the Offering was determined on the basis of arms’ length negotiations with the unaffiliated third party underwriters and in the good faith judgment of HYMC’s Board of Directors reflected the fair market value of such securities. However, since a portion of the units sold in the Offering were to Restricted Persons, HYMC has elected to treat that portion of Offering that was sold to Restricted Persons, consisting of 4,951,388 shares of Common Stock and 4,951,388 shares of Common Stock issuable in the future upon exercise of the New Warrants, as an issuance of Additional Shares of New Common Stock and an issuance of Additional Shares of New Common Stock deemed to be issued, respectively, under Section 5.1(c) of the Warrant Agreement.
Per the Warrant Agreement, this issuance and deemed issuance of Additional Shares of New Common Stock require that an adjustment be made to the Cheap Stock Factor1, exercise price and number of shares into which warrants issued under the Warrant Agreement are exercisable following the Offering.
CERTIFICATION
    HYMC has issued and been deemed to have issued Additional Shares of New Common Stock under the Warrant Agreement. Accordingly, pursuant to Section 5.2 of the Warrant Agreement, the undersigned executive officer of HYMC, hereby certifies solely in such capacity and not in an individual capacity, on behalf of HYMC, that, as of date first written above:
1.Stanley Rideout is the duly appointed Executive Vice President and Chief Financial Officer of HYMC.

2.As a result of the Offering, HYMC has issued and been deemed to have issued Additional Shares of New Common Stock under the Warrant Agreement.
1 Pursuant to Section 5.1(c) of the Warrant Agreement the Cheap Stock Factor shall be reduced, concurrently with such issuance, by multiplying the Cheap Stock Factor then in effect by the following fraction: “(A) the numerator of which shall be the sum of (I) the number of shares of New Common Stock outstanding immediately prior to such issuance plus (II) the number of shares of New Common Stock which the aggregate consideration received by or payable to the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Fair Market Value of the New Common Stock on the date of, and immediately prior to such issuance or, if such Additional Shares of New Common Stock are issued (or, pursuant to Section 5.1(c)(iv), deemed to be issued) to a Restricted Person, the Exercise Price in effect of the date of, and immediately prior to such issuance, and (B) the denominator of which shall be the sum of (I) the number of Additional Shares of New Common Stock outstanding immediately prior to such issuance plus (II) the number of Additional Shares of New Common Stock so issued. For purposes of the above calculation, the number of shares of New Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if . . . any outstanding Options had been fully exercised . . . as of such date.” [References to Convertible Securities deleted as no longer applicable]

3.The Initial Share Number, the issuance and deemed issuance of shares of New Common Stock to Restricted Persons, the Cheap Stock Factor, the Cheap Stock adjustment fraction, the Per Warrant Share Number, the Exercise Price and the number of shares of New Common Stock to be acquired upon exercise of a Warrant, as of immediately prior to, and as adjusted to reflect, the Offering and 12,721,623 outstanding Warrants, are as follows:

Cheap Stock Factor Adjustment Fraction [Section 5.1(c)]
Numerator
Initial Share Number	50,160,143
Number of shares of new Common Stock to be issued upon exercise of outstanding warrants, other than Warrants	34,289,898
Number of shares of new Common Stock to be issued upon exercise of Warrants	3,210,213
(I) Fully diluted number of shares of Common Stock outstanding immediately prior to issuance of new Common Stock	87,660,254
plus
(II) Number of shares of new Common Stock deemed issued at Fair Market Value with aggregate consideration received by the Company from Restricted Persons upon exercise of Warrants; and	994,255
Number of shares of new Common Stock deemed issued at Exercise Price with aggregate consideration payable to the Company for deemed exercise of new warrants issued to Restricted Persons upon exercise of Warrants	1,159,964
89,814,473

Denominator
(I) Fully diluted number of shares of Common Stock outstanding immediately prior to issuance of New Common Stock	87,660,254
plus
(II) Shares of New Common Stock issued to a Restricted Person in the offering; and	4,951,388
Shares of New Common Stock deemed to be issued to a Restricted Person upon exercise of new warrants issued in the offering to a Restricted Person	4,951,388
97,563,030

The Cheap Stock Factor is therefore reduced by the foregoing fraction and applying the adjusted Cheap Stock Factor, (i) the Exercise Price is reduced and (ii) the number of shares of New Common Stock to be acquired upon exercise of a Warrant is increased, as follows:

	Pre-Adjustment	As Adjusted
Cheap Stock Factor	1.00	0.92058
Per Warrant Share Number	0.25234	0.27411
Exercise Price	$44.82	$41.26
Number of shares of New Common Stock to be issued upon exercise of Warrants	3,210,213	3,487,168

4.A true and correct copy of the computations of the adjustments made to the Cheap Stock Factor, and, accordingly, the Per Warrant Share Number, the Exercise Price and total number of shares of New Common Stock issuable upon exercise of the Warrants, are attached as Exhibit A hereto.

DIRECTION TO WARRANT AGENT

    Pursuant to Section 5.2(ii) of the Warrant Agreement, you are hereby directed as Warrant Agent to give written notice to each Registered Holder in the manner provided in Section 10.2 of the Warrant Agreement, which notice shall state the information herein provided.
HYCROFT MINING HOLDING CORPORATION

By:	/s/ Stanton Rideout
Stanton Rideout, Executive Vice President and Chief Financial Officer